Exhibit 15
Telvent to acquire majority stake in Chinese Traffic IT company
Madrid, April 26, 2006 – Telvent GIT S.A. (Nasdaq: TLVT), the Global RealTime IT Company, today announced that it has signed a share purchase agreement to acquire 80% of Beijing Blue Shield High & New Tech Co., Ltd (“BBS”). Headquartered in Beijing, China, BBS is a leading provider of IT services and solutions for traffic management and consulting, and airport/seaport security. Terms of the acquisition were not disclosed.
According to Telvent’s chairman and chief executive officer, Manuel Sánchez Ortega, “BBS’s unique technologies, market presence and highly qualified workforce, are an excellent complement to our existing operations in China. As investment in traffic infrastructure across China continues to grow, the acquisition provides us with an unprecedented opportunity to consolidate our traffic business by joining with a strong partner as we continue to develop our business in this core industry sector. We will be now better prepared to pursue the great opportunities that the Chinese market is offering.”
BBS has designed and supplied traffic systems for more than 300 projects in over 100 cities across China. With strong technology and intellectual property, BBS designed its core BBS-ATMS 4.0 traffic control system that incorporates traffic engineering, monitoring, control and signal control. The company has also developed airport safety check information management systems. The Company’s founding shareholders, China Motor-Vehicle Safety Appraisal Center and Shenzen Airport Co., Ltd will continue to hold the remaining 20% shares of BBS and Telvent will work with them to develop future business opportunities.
With this acquisition, Telvent doubles the number of personnel in its Chinese office, to over 130 people. This increase will strengthen the Company’s ability to develop more value in the region and be closer to its growing customer base.
About Telvent
Telvent (Nasdaq: TLVT), the Global RealTime IT Company, specializes in high value add solutions and services in four industry sectors (Energy, Traffic, Transport and Environment). Its technology allows high performing companies to make real-time business decisions using data acquisition, control, and advanced operational applications, providing secure actionable information delivery to the enterprise.
About Beijing Blue Shield High & New Tech Co., Ltd.
Beijing Blue Shield High & New Tech Co (BBS) is a state-owned enterprise under the Ministry of Public Security. BBS has enjoyed remarkable success since it was established in 1994, and is certified with the international ISO 9000 standard. For more than 10 years, BBS has worked in China with its clients, guiding them through the maze of constant technology change while maintaining a focus on delivering business results to enhance the safety and mobility of road and transit-based transportation through a focus on human-centered technology. BBB’s reputation for performance is founded on a team of skilled and experienced staff who provide an integrated and coordinated approach to multidisciplinary teams whilst contributing specialist input to the project. BBS conducts its ITS activities as system integrator, product supplier and service or support company in the fields of motorway management, urban traffic control, parking systems, electronic tolling systems and fleet management vehicle tracking. Combining best people management and business practices, BBS aims to deliver best service and value to its clients. For more information, please visit: www.Chinaits.com

Forward Looking Statements
This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. The information contained or incorporated in this Press Release contains forward-looking statements, including certain plans, expectations, goals, and projections, which are subject to numerous assumptions, risks, and uncertainties. A number of factors, including but not limited to those set forth under the heading “Business Risks” included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2004, and other factors described from time to time in the Company’s other filings with the Securities and Exchange Commission, could cause actual conditions, events, or results to differ significantly from those described in the forward-looking statements. All forward-looking statements included in this Press Release are based on information available at the time of the report. The Company assumes no obligation to update any forward-looking statement.
Investor Relations Contacts:
José Ignacio del Barrio
Phone: +34 902-335599
Email: jibarrio@telvent.abengoa.com
Mark Jones
Phone: +1 646 284-9414
Email: mjones@hfgcg.com